Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 23, 2022, with respect to the financial statements of BNY Mellon Yield Enhancement Strategy Fund, BNY Mellon Alternative Diversifier Strategies Fund and BNY Mellon Global Emerging Markets Fund, each a series of BNY Mellon Investment Funds II, Inc., as of October 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
February 22, 2023